Exhibit 4.3

AMENDMENT NO. 2 TO THE

2002 STOCK INCENTIVE PLAN OF THE FINISH LINE, INC.

(As Amended and Restated July 21, 2005)

THIS AMENDMENT NO. 2 TO THE 2002 STOCK INCENTIVE PLAN OF THE FINISH LINE, INC. (AS AMENDED AND RESTATED JULY 21, 2005) (this “Amendment” ) is effective as of the date this Amendment is approved by the shareholders of The Finish Line, Inc. (the “Effective Date”).

1. The first sentence of Section 2.1 of the 2002 Stock Incentive Plan of The Finish Line, Inc. (As Amended and Restated July 21, 2005) (the “Original Plan”) is hereby deleted in its entirety and replaced with the following:

“This Plan shall be administered by the Compensation and Stock Option Committee of the Board of Directors (the “Committee”), as appointed from time to time by the Board of Directors.”

2. Section 4 of the Original Plan is hereby deleted in its entirety and replaced with the following:

“SECTION 4. PERSONS ELIGIBLE UNDER THE PLAN

Any person, including any director of the Company, who is an employee or prospective employee of the Company or any of its affiliates shall be eligible to be considered for the grant of Awards hereunder (an “Eligible Person”). For purposes of the grant provisions under Section 6 and Section 8, an “Eligible Person” shall also include a director of the Company who is not also a salaried employee (a “Nonemployee Director”). Unless provided otherwise by the Committee, the term “employee” shall mean an “employee,” as such term is defined in General Instruction A to Form S-8 under the Securities Act of 1933, as amended, ((“1933 Act”) and a “Participant” is any current or former Eligible Person to whom an Award has been made and any person (including any estate) to whom an Award has been assigned or transferred pursuant to Section 9.1.”

3. The last sentence of Section 5.1(a) of the Original Plan is hereby deleted in its entirety.

4. Section 6.7 of the Original Plan is hereby deleted in its entirety.

5. Section 8.5 of the Original Plan is hereby deleted in its entirety and replaced with the following:

“ 8.5 Termination of Service. Subject to Section 11, upon a termination of service of an Eligible Person with the Company and each of its affiliates prior to the vesting of or the lapsing of restrictions on Incentive Stock, the Incentive Stock Awards granted to such Eligible Person shall be subject to such procedures as determined by the Committee.”

6. Except as specifically amended herein, all other terms and conditions contained in the Original Plan shall remain unchanged and shall continue in full force and effect.

[signature page immediately follows]

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In Witness Whereof, the Board of Directors has caused this Amendment No. 2 to the 2002 Stock Incentive Plan of The Finish Line, Inc. (As Amended and Restated July 21, 2005) to be amended effective as of the Effective Date.

The Finish Line Inc.,

By:	/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan, member of the
Compensation and Stock Option Committee

By:	/s/ Bill Kirkendall
Bill Kirkendall, member of the
Compensation and Stock Option Committee

By:	/s/ Catherine Langham
Catherine Langham, member of the
Compensation and Stock Option Committee

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